Exhibit 99.1

Columbia Sportswear Company Reports Record First Quarter 2004 Results;
           Company Announces Fall Backlog Increase of 12.7%

    PORTLAND, Ore.--(BUSINESS WIRE)--April 29, 2004--Columbia
Sportswear Company (Nasdaq:COLM) Highlights:

    -- Global sales increased 22.4 percent to a first quarter record of $206.7 million.

    -- First quarter net income increased 34.2 percent to a record $20.0 million, or $0.49 per diluted share, compared to $0.37 last year.

    -- Global fall future orders product backlog increased 12.7 percent to $664.0 million.

    -- Fiscal 2004 net sales are estimated to increase 11 to 12 percent, and net income is estimated to increase approximately 10 percent, over 2003 results.

    Columbia Sportswear Company (Nasdaq:COLM), a global leader in the active outdoor apparel and footwear industries, today announced record first quarter net sales of $206.7 million for the quarter ended March 31, 2004, an increase of 22.4 percent over net sales of $168.9 million for the same period of 2003. The Company reported record net income for the first quarter of $20.0 million, a 34.2 percent increase over net income of $14.9 million for the same period of 2003. Earnings per share for the first quarter of 2004 were $0.49 (diluted) on 41.0 million weighted average shares, compared to earnings per share of $0.37 (diluted) for the first quarter of 2003 on 40.4 million weighted average shares.
    Compared to the first quarter of 2003, U.S. sales increased 15.8 percent to $115.3 million, European sales increased 33.2 percent to $42.9 million, Other International sales increased 37.4 percent to $26.1 million, and Canadian sales increased 23.8 percent to $22.4 million for the first quarter of 2004.
    Excluding changes in currency exchange rates, Other International sales increased 31.9 percent, European sales increased 14.5 percent, and Canadian sales increased 8.2 percent for the first quarter of 2004. Consolidated net sales for the first quarter of 2004 increased
16.5 percent, excluding changes in currency exchange rates, compared to the same period of last year.
    Sportswear sales increased 19.6 percent to $117.0 million, outerwear sales increased 12.2 percent to $40.4 million, footwear sales increased 29.3 percent to $38.4 million, and accessories sales increased 51.9 percent to $8.2 million, compared to the first quarter of 2003. Mountain Hardwear, acquired on March 31, 2003, contributed $9.7 million in sales for the first quarter, including $2.7 million of equipment sales, a new category for Columbia Sportswear.
    Tim Boyle, Columbia's president and chief executive officer, commented, "Columbia again delivered strong sales and operational performance in the first quarter, driven by accelerating demand for our spring related sportswear and footwear products. Our strategies for developing our sportswear and footwear product categories are working well as the spring business at Columbia is now providing a material contribution to the overall profitability of the Company. During the quarter, operating margins expanded to record first quarter levels, demonstrating the strong financial leverage in the organization. Sourcing and operational strengths, combined with foreign currency benefits, contributed to operating leverage and record first quarter earnings."

    Backlog

    The Company reported that as of March 31, 2004, consolidated backlog increased 14.3 percent to $777.3 million compared to consolidated backlog of $680.1 million at March 31, 2003. Of this total, fall product backlog at March 31, 2004 was $664.0 million, an increase of 12.7 percent when compared to fall product backlog of $589.4 million at March 31, 2003. Excluding changes in currency exchange rates, consolidated backlog increased 10.4 percent, and fall product backlog increased 8.9 percent, when compared to the prior year. Due to the timing of the acquisition last year, Mountain Hardwear's backlog was not included in prior year reported backlog results. To provide comparability on current year backlog and future revenue growth, fall backlog at March 31, 2003 has been increased to include $17.7 million in Mountain Hardwear orders that existed in the prior year comparative period.
    Boyle continued, "We are pleased with our exceptional fall future orders backlog growth, particularly with fall backlog growth in the United States. Growth in fall backlog was led by continued momentum in our sportswear and footwear categories, particularly in the U.S. Global outerwear backlog was also healthy, driven by strong outerwear demand in Europe and Other International markets. We believe that the consistent execution of our strategies, combined with our balance sheet strength, position us well for continued strong growth."

    Guidance

    Mr. Boyle continued, "Based on our current outlook and the backlog we released today, we currently believe that our strategies will enable us to generate second quarter 2004 revenue growth of 8 to 10 percent with net income flat when compared to the second quarter of 2003. For the full year 2004, we anticipate net sales growth of 11 to 12 percent, and net income growth of approximately 10 percent, compared to 2003. These projections are forward-looking in nature, and are based on backlog and forecasts, which may change, perhaps significantly."

    Stock Repurchase

    The board of directors of Columbia Sportswear has authorized the repurchase of up to $100 million of Columbia common stock. The repurchase program does not obligate the Company to acquire any specific number of shares or acquire shares over any specified period of time.

    The Company will host a conference call to elaborate on first quarter 2004 results on Thursday, April 29, 2004 at 5:00 p.m. Eastern. The call will include discussions regarding the Company's first quarter 2004 performance in general, the Company's geographic and merchandise category performance, and the Company's future opportunities. To participate, please dial 800-257-6566 in the United States (outside the United States, please dial 303-262-2140) five to ten minutes prior to the call. The call will also be webcast live on the investor information section of the Company's website at www.columbia.com. The webcast can also be accessed on the investor information section of the Company's website at www.columbia.com until May 13, 2004.

    Founded in 1938 in Portland, Oregon, Columbia Sportswear Company is a global leader in the design, sourcing, marketing and distribution of active outdoor apparel and footwear. As one of the largest outerwear manufacturers in the world and the leading seller of skiwear in the United States, the Company has developed an international reputation for quality, performance, functionality and value. To learn more about Columbia Sportswear, please visit the Company's Web site at www.columbia.com.

    This press release contains forward-looking statements, including Mr. Boyle's statements regarding anticipated revenues and earnings for the second quarter of 2004 and for the full year 2004 and growth in future periods. Actual results could differ materially from those projected in these and other forward-looking statements as a result of a number of risks and uncertainties, including those set forth in this press release, those described in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, under the heading "Factors That May Affect Our Business and the Price of Our Common Stock," and other risks and uncertainties that have been or may be described from time to time in other reports filed by the Company, including reports on Form 8-K, Form 10-Q, and Form 10-K. Risk factors that may affect future revenues, earnings and deliveries include international risks, including trade disruptions, political instability in foreign markets, exchange rate fluctuations, and changes in quotas and tariffs or other duties; unfavorable economic conditions generally and weakness in consumer confidence; the financial health of Company customers; the Company's ability to fully and cost-effectively integrate Sorel and Mountain Hardwear into its existing operations; the Company's ability to effectively deliver its products to customers in a timely manner despite potential service interruptions; the Company's reliance on product acceptance by consumers; effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring which affects demand for the Company's products); dependence on independent manufacturers and suppliers; effectiveness of the Company's sales and marketing efforts; intense competition in the industry (which the Company expects to increase); the Company's ability to achieve and manage growth effectively; business disruptions and costs arising from disease outbreaks, acts of terrorism or military activities around the globe; effective implementation and expansion of the Company's distribution facilities; operations of the Company's and third party computer systems; and the Company's ability to establish and protect its intellectual property. Although forward-looking statements help provide complete information about the Company, investors should keep in mind that forward-looking statements are inherently less reliable than historical information. The Company does not undertake any duty to update any of the forward-looking statements after the date of this release, to conform them to actual results or to changes in Company expectations.

    -table follows-


                      COLUMBIA SPORTSWEAR COMPANY
                      CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                        March 31,
                                                   -------------------
                                                     2004      2003
                                                    --------  --------
 Current Assets:
   Cash and cash equivalents                       $288,059  $179,197
   Accounts receivable, net                         169,972   130,156
   Inventories                                      128,077   115,759
   Deferred tax asset                                17,183    10,884
   Prepaid expenses and other current assets          6,889     4,456
                                                    --------  --------
       Total current assets                         610,180   440,452

 Property, plant and equipment, net                 131,238   122,557
 Intangibles and other assets                        37,656    36,369
                                                    --------  --------
       Total assets                                $779,074  $599,378
                                                    ========  ========


 Current Liabilities:
   Notes payable                                   $      -  $  9,928
   Accounts payable                                  40,082    37,781
   Accrued liabilities                               43,322    25,590
   Current portion of long-term debt                  4,625     4,502
                                                    --------  --------
       Total current liabilities                     88,029    77,801

 Long-term debt                                      15,867    20,183
 Deferred tax liability                               8,503     7,104
 Shareholders' equity                               666,675   494,290
                                                    --------  --------
       Total liabilities and shareholders' equity  $779,074  $599,378
                                                    ========  ========



                CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share amounts)

                                                   Three Months Ended
                                                        March 31,
                                                   -------------------
                                                     2004      2003
                                                    --------  --------

Net sales                                          $206,670  $168,871
Cost of sales                                       112,787    92,127
                                                    --------  --------
  Gross profit                                       93,883    76,744
                                                       45.4%     45.4%

Selling, general, and administrative                 64,529    53,161
Net licensing income                                   (697)     (105)
                                                    --------  --------
Income from operations                               30,051    23,688

Interest (income) expense, net                         (898)     (183)
                                                    --------  --------
Income before income tax                             30,949    23,871

Income tax provision                                 10,987     8,952
                                                    --------  --------
Net income                                         $ 19,962  $ 14,919
                                                    ========  ========

Net income per share:
  Basic                                            $   0.50  $   0.38
  Diluted                                              0.49      0.37
Weighted average shares outstanding:
  Basic                                              40,318    39,768
  Diluted                                            40,996    40,399

    CONTACT: Columbia Sportswear Company
             David W. Kiser, 503-985-4584 (Investor Relations)